PARTICIPANTS

Corporate Participants

Alice Ryder - Head-Investor Relations, Clearwire Corp.
Erik E. Prusch - President, Chief Executive Officer & Director, Clearwire Corp. Hope F. Cochran - Chief Financial Officer & Senior Vice President, Clearwire Corp. John C. B. Saw - Chief Technology Officer & Senior Vice President, Clearwire Corp.

Other Participants

Ric Prentiss - Analyst, Raymond James & Associates, Inc. Simon Flannery - Analyst, Morgan Stanley & Co. LLC Shing Yin - Analyst, Guggenheim Securities LLC
Philip A. Cusick - Analyst, JPMorgan Securities LLC
Felix Wai - Analyst, New Street Research LLP (US)

MANAGEMENT DISCUSSION SECTION

Operator: Good day, ladies and gentlemen, and welcome to the Clearwire Corporation Quarter One 2013 Earnings Conference Call. [Operator Instructions] As a reminder, today's conference is being recorded. I would now like to introduce your host for today's conference, Ms. Alice Ryder, Vice President of Investor Relations. Ms. Ryder, please begin.

Alice Ryder, Head-Investor Relations

Thank you, Jeannine. Good afternoon and welcome to Clearwire's First Quarter 2013 Financial Results Conference Call. With me today are Erik Prusch, Clearwire's President and Chief Executive Officer, and Hope Cochran, our Chief Financial Officer. John Saw, our Chief Technology Officer, is also available for the question-and-answer session.

Today's call is being webcast live on the Clearwire Investor Relations website and will be archived on that site and available for replay shortly after we conclude. Unless otherwise mentioned, where applicable, all sequential comparisons in today's discussion reference fourth quarter 2012 financial measures, and all year-over-year comparisons reference first quarter 2012 financial measures. In addition, today's call may contain forward-looking statements reflecting management's beliefs and assumptions concerning future events, trends or expectations regarding financial results.

Forward-looking statements include, among other things: our future financial and operating performance and financial condition, including projections and targets for 2013 and subsequent periods; subscriber growth; network deployment or development plans; strategic plans and objectives; and future liquidity. These forward-looking statements are all based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Listeners are cautioned not to put undue reliance on any forward-looking statements, as they are not a guarantee of future performance. Please refer to our press release and our filings with the SEC including our recently-filed definitive proxy statement, for more information concerning risk factors that could cause actual results to differ materially from those in the forward-looking statements. The company assumes no obligation to update any of these statements.

Finally, all mentions of EBITDA on this call reference adjusted EBITDA as defined in our press release where listeners may find definitions and reconciliations for all non-GAAP measures discussed today. And all mentions of retail cash contribution represent retail revenue less cost of goods and services sold to retail customers, direct retail expenses such as customer care, bad debt and sales and marketing expenses.

I will now turn the call over to Erik Prusch.

Erik E. Prusch, President, Chief Executive Officer & Director

Thank you, Alice. Before we review our first quarter results, I'd like to briefly touch on the company's position with respect to our pending transaction with Sprint Nextel and other unsolicited proposals under consideration.

As previously announced, Clearwire entered into a definitive agreement for Sprint to acquire the stake of Clearwire it does not already own. Since entering into this agreement, we have received two unsolicited preliminary or non-binding proposals. Both are currently under consideration, one from DISH Network and another from Verizon. Details of each can be found in our definitive proxy statement.

The special committee of our board is evaluating these proposals, consistent with its fiduciary duties and in consultation with its financial and legal advisors and has engaged in discussions with each party as well as Sprint.

The special committee continues to recommend the Sprint merger and will pursue the course of action that it believes is in the best interest of Clearwire's non-Sprint Class A stockholders. The special committee and management have kept our board fully informed of their activities and the board at this time remains committed to completing the Sprint transaction.

On April 15, Sprint also received a nonbinding merger proposal from DISH, which anticipates that Clearwire's pending transaction with Sprint will be completed. According to our Sprint merger agreement, neither Clearwire nor Sprint has the right to terminate our agreement if Sprint terminates its Softbank merger agreement in order to enter into an agreement with DISH or another third-party. Rather in the event of such a termination by Sprint, our Sprint merger agreement would remain binding and the closing of our transaction would be conditioned on the closing of their merger with DISH or another third-party, subject to certain conditions described in our merger agreement.

In accordance with our obligation, we will hold our shareholder meeting to vote on the proposed Sprint transaction. Our definitive proxy was approved and filed with the SEC on Tuesday. Proxy materials have been mailed to shareholders and our shareholder meeting will be held in Bellevue on May 21.

The review process are ongoing. The purpose of today's call is to discuss our financial results and as such we will not comment further on these matters at this time and we will not answer questions on the Sprint merger or other proposed transactions.

Turning now to our first quarter results. I'll provide an update on our operations, the LTE build, and ecosystem development and then turn it over to Hope for a financial update.

Our first quarter demonstrates our focus on driving results as we continue to leverage our existing WiMAX network, while deploying our next-generation TDD-LTE network. A clear example of our commitment to continued performance is our retail results in the first quarter, which exceeded analyst consensus estimates for both net subscriber additions and revenue. Gross additions in the first quarter were up 46% year-over-year, setting a new company record, and CPGA decreased for the seventh consecutive quarter to a record low of $143 during the period.

Most importantly, our strong retail performance translated to the bottom line, as first quarter retail cash contribution increased approximately 8% year-over-year, further building upon the 63% increase in retail cash contribution already attained in 2012, as compared to 2011. This is a significant achievement which highlights our efforts to optimize our retail channel over the course of the past year, and the success of our no-contract offering in transforming the retail business into a solid source of cash for the company.

On the wholesale front, we continued to focus on delivering high-speed data access to our wholesale subscribers. As expected, given Sprint's discontinuation of postpaid WiMAX offerings, we experienced a decline in the wholesale subscriber base in the first quarter. But, were pleased to see wholesale churn improve sequentially by 200 basis points. Our wholesale subscriber mix continued to shift to higher-usage prepaid customers in the first quarter. While the increase in prepaid customers was not sufficient to offset postpaid subscriber declines, overall wholesale tonnage actually increased sequentially in the first quarter, marking our third consecutive quarter of growth.

As Sprint depletes its remaining WiMAX device inventory, we do expect wholesale tonnage to flatten and eventually decline in 2013. But we believe this recent trend underscores the significant demand consumers have for high-speed mobile data. Finally, on the wholesale front, we have continued to work through the on-boarding process with some of our newer partners and expect EarthLink to launch in the coming months.

With respect to our LTE build, we continued to make significant progress in the first quarter. Expanding our TDD-LTE commissioned sites awaiting connection to Sprint's core to approximately 1,300 sites at quarter-end and increasing it to approximately 1,600 sites today. We remain on track to meet the 4G MVNO agreement build milestones of 2,000 LTE sites on air by the end of June 2013 and 5,000 LTE sites on air by the end of December 2013.

The first 2,000 sites will be located in major urban centers of major markets including New York, Los Angeles, San Francisco, Miami and Seattle. In addition, we are working closely with Sprint on site interoperability tests and have begun testing some of their new TDD-LTE devices to support their plans to introduce TDD-LTE-capable devices to Sprint customers in the third quarter.

We have seen expansion in the TDD-LTE device portfolio in the broader global TDD ecosystem as well, with the introduction of several new devices during the quarter. In addition, we were pleased to see Samsung announce plans to introduce a dual-mode version of their iconic Galaxy S4 smartphone, which will support TDD-LTE later this year.

During the quarter, we continued our efforts to facilitate global data roaming and recently completed our trials with China Mobile Hong Kong and China Mobile, with whom we have a roaming memorandum of understanding.

Based on the success of the trials, we are actively pursuing roaming agreements with other GTI members towards realizing our vision of enabling broadband data access on a single device anywhere users travel around the world at reasonable rates. To this end, we continue to lead the GTI's efforts to develop a multi-mode, multi-band data device, currently being tested. This device is designed to operate in five modes including both TDD and FDD-LTE on 12 frequency bands. It will allow users to access broadband wireless networks almost anywhere in the world.

With that, I'll turn the call over to Hope to discuss our financial results in more detail. Hope?

Hope F. Cochran, Chief Financial Officer & Senior Vice President

Thank you, Erik. Our first quarter results highlight our continued focus on maximizing cash contribution from our retail business, managing expenses and building our LTE network. First quarter revenues of $318 million increased 2% sequentially on higher retail revenue. When compared to the year ago period, revenues declined slightly due to decreases in both the retail and wholesale businesses. Retail and other revenues of $203 million were up $8 million compared to fourth quarter 2012 on an 8% increase in subscribers and a 37% increase in equipment revenue, partially offset by a slight decrease in ARPU.

As anticipated, first quarter ARPU of $43.49 continued to decline sequentially due to a lower equipment lease revenue under our no-contract offering, which was fully launched a year ago. We expect ARPU to slightly decline throughout the rest of the year as the mix of no-contract subscribers increases. First quarter wholesale revenue of $115 million continues to be relatively consistent from quarter-to-quarter based on our flat-rate WiMAX revenue structure with Sprint.

On the subscriber front, total subscribers decreased with strong growth in our retail base being offset by wholesale subscriber losses, which were primarily related to the discontinuation of postpaid WiMAX offerings by Sprint. Net subscriber losses were 162,000 in the first quarter, bringing total subscribers to 9.4 million at the end of the period. The first quarter represents the seasonally strongest period for our retail business and accordingly, we saw retail gross additions increase by 36% sequentially. When compared to the year-ago period, retail gross additions increased an astounding 46%.

First quarter's performance represents the highest gross add total in the company's history and demonstrates the continued refinement in our acquisition approach since the no-contract offer was officially launched in first quarter 2012. As expected, given the higher mix of no-contract subscribers, first quarter retail churn of 4.2% increased from the year-ago period churn rate of
3.7%. Net of these effects, the retail business added 108,000 net new subscribers in the period, more than double first quarter 2012's results and lifted our ending retail base to nearly 1.5 million subscribers.

We are now one year into the launch of our no-contract retail business and we continue to be pleased with its progress and the cash generated by this highly-efficient channel. We ended first quarter with 7.9 million wholesale subscribers, down from fourth quarter 2012 by 270,000 on lower gross additions, partially offset by improved churn. First quarter wholesale churn of 5.3% was lower sequentially, but higher on a year-over-year basis. We continue to believe the subscriber and churn performance in the period are primarily attributable to Sprint's continued focus on non-WiMAX devices.

Turning to expenses. As you recall, in 2011, we undertook significant efforts to rationalize our cost structure. During that period, we outsourced the network and call center management functions of the company. We transitioned to a more cash-efficient retail model and we reduced head count. The successful implementation of these initiatives drove a substantial reduction in our cash operating cost structure. Subsequently, we have seen relative stability in our cost structure from quarter to quarter as we have removed substantially all of the non-essential costs from the business.

First quarter cost of goods and services and network costs, excluding non-cash expenses of $22 million, was $191 million, an increase of 6% and 4% when compared to first and fourth quarters
2012, respectively. The sequential and year-over-year increases were driven primarily by an increase in retail device sales, as well as higher tower- and network-related expenses in conjunction with our ongoing LTE build.

Despite higher gross additions in the quarter, retail CPGA expenses decreased $6 million from the year-ago period on a $13 million decrease in marketing spend. This is partially offset by a $7 million increase in the equipment subsidy. This changing mix of acquisition spend reflects a third quarter
2012 decision to sharpen our go-to-market strategy by reallocating marketing spend to equipment subsidies in an effort to increase the production and efficiency of our sales engine.

This strategy proved successful as we have been able to deliver seasonally-adjusted improvements in gross additions and cost per gross add in each of the subsequent quarters. First quarter 2013 results further highlight the success of this new approach, as not only did we deliver record gross additions, but we also did it on a record low cost per gross add of $143. This represents a 41% decrease from the year-ago period. Given the seasonality of our retail business, which is strongest in the first quarter of the year, we do expect moderately higher CPGA in subsequent quarters as gross additions move off the seasonal high point.

First quarter G&A and other spend of $107 million, included $9 million of merger-related costs for our pending transaction with Sprint. Excluding these special items from both periods, G&A expenses decreased $7 million sequentially due to lower retail customer care and bad debt expenses, as well as lower professional fees. Our first quarter performance resulted in an adjusted EBITDA loss of
$52 million, which expanded by $13 million compared to the year-ago period. Excluding the $9 million in merger related costs, first quarter EBITDA loss would have been $42 million, or a slightly greater loss than the year-ago period.

Capital expenditures of $50 million in the first quarter were primarily related to the deployment of our LTE network in addition to the maintenance of our WiMAX network. Compared to fourth quarter
2012, capital expenditures decreased $52 million, primarily due to a decline in network equipment received in the first quarter 2013 relative to the prior quarter. To-date, approximately $45 million of our LTE equipment purchases have been financed under vendor financing vehicles.

From a deployment perspective, the first 2,000 sites in our LTE build carry the lowest average per site build cost of the entire build. As we move beyond these initial sites and into the remaining sites for the 5,000-site milestone, we expect the per site build cost to increase, driving higher levels of capital expenditures in the coming quarters, but consistent with our overall internal budget.

In terms of liquidity. Cash at the end of the first quarter was approximately $797 million on a net cash burn of $71 million in the period. After backing out the proceeds from one $80 million draw of the interim financing facility provided by Sprint. The cash used to support our operations and capital expenditures in the first quarter totaled $151 million.

As we look to the second quarter, we expect even higher cash usage for our operations and capital expenditures due to our ongoing LTE build and the related activities. After forgoing the January and February draws of the Sprint interim financing facility, the special committee elected to take the March and April draws. Following the April draw, the remaining aggregate principal amount available to us under the interim financing facility was reduced to $480 million. The special committee will continue to evaluate on a monthly basis whether to access these remaining funds. Full availability of the $480 million remaining is contingent upon gaining approval from our non- Sprint Class A stockholders for the proposed merger agreements, the charter amendment and the issuance of additional shares.

Beyond the funding available under the interim financing facility, the merger agreement limits our ability to raise capital without Sprint's approval. To the extent we have received unsolicited funding offers following the announcement of the merger; we have taken those offers to Sprint for approval. In each instance, Sprint has indicated it is unwilling to provide consent at this time.

If the Sprint merger agreement terminates, the remaining funding under the interim financing facility would no longer be available to us. In such a case, we would take actions to curtail spend, including stopping new build CapEx spend in order to preserve liquidity. And unless we were able to raise additional capital or generate sufficient additional revenue on a timely basis, we estimate that our cash balance would be depleted sometime in the first quarter of 2014. Of course, if we receive the necessary shareholder approvals, including for the Sprint merger, we would have access to the funding necessary to continue operations and our current LTE build plan for at least the next 12 months.

In closing, our first quarter results continue to demonstrate our focus on execution and we remain dedicated to the ongoing LTE build. With that, I'll turn it over Erik for some closing remarks.

Erik E. Prusch, President, Chief Executive Officer & Director

Thank you, Hope. Our first quarter results demonstrate our dedicated focus on our operations during the pendency of our merger with Sprint. This is particularly evident in two of our key initiatives, our retail business and our efforts to drive cash contribution from that channel and our LTE build, which is essential to the future of our business.

We have continued to generate more cash from the retail business by optimizing our marketing strategy to realize greater efficiencies from our customer acquisition spend. This is evident when we look at our own trends over the past two years, but also when we compare our metrics to other wireless operators. Over the past few quarters our CPGA has been lower than the other prepaid operators', a significant feat considering their greater-scale and more mature brands relative to Clear.

We've also made significant headway on our TDD-LTE build, commissioning 1,600 sites over the past nine months. We believe this is the right step for our company in a time where wireless operators are shifting away from differentiating themselves from their competition with exclusive devices to more service-oriented distinctions such as data speeds, network quality, coverage and international roaming capabilities. Based on the usage behavior we have seen on our own WiMAX network and industry projections for data demand coupled with the encouraging TDD-LTE ecosystem developments worldwide, we believe our TDD-LTE network is positioned well for the future.

With that, I'd like to turn the call over to Alice to start the question-and-answer session.

Alice Ryder, Head-Investor Relations

Thank you, Erik. Before opening up the call to questions, I'd like to remind everyone once again that the purpose of today's call is to discuss our financial results and I ask that you please limit your questions to our earnings announcement. I thank you all in advance for your understanding and cooperation. With that we'll open the call up to a few questions. Operator?

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] The first question is from Ric Prentiss of Raymond
James. Please go ahead.

<Q - Ric Prentiss - Raymond James & Associates, Inc.>: Thanks. Good afternoon.

<A - Erik Prusch - Clearwire Corp.>: Hello.

<Q - Ric Prentiss - Raymond James & Associates, Inc.>: Hey. Two questions if I could. One, pleasantly surprised on both the retail and the wholesale side on the customers. You mentioned, Erik, I think that you think Sprint will kind of deplete through their devices and then eventually might flatten and decline in 2013. Any sense of when that depletion might end or how many they have and does that include refurbished as well as still maybe some new WiMAX handsets?

<A - Erik Prusch - Clearwire Corp.>: Yes. We don't have a perfect understanding in terms of the inventory levels and of course, that's dependent on what they're doing from a customer acquisition and using refurbished inventory over time. We just know that they've stopped on a postpaid basis in terms of acquiring new devices. On the prepaid side, it's a little different, but we expect that to decline during the year and to finish out this year.

<Q - Ric Prentiss - Raymond James & Associates, Inc.>: Okay. And then on the CapEx side, Hope, you mentioned that the cost per site will increase throughout the year. Any kind of timeline on how we get from 1,300 to now 1,600? And then the 2,000 and the 5,000, just kind of think through the CapEx spending the rest of the year?

<A - Hope Cochran - Clearwire Corp.>: Yes. Absolutely. Thanks, Ric. As we think about the timing of the CapEx spend, the first 2,000 sites were relatively I would say low-touch sites, meaning we were able to do them via software upgrades, et cetera, and therefore the CapEx profile of Q1 reflected that. As we go into the next 3,000 sites, and we anticipate meeting that milestone by the end of 2013, those sites require more touch on the tower itself and therefore will cost a bit more than these initial 2,000. And that's something that we always planned for. So, we anticipate that the
CapEx spend will increase over the next few quarters to accommodate that.

<Q - Ric Prentiss - Raymond James & Associates, Inc.>: And the total CapEx budget, I think it was what, originally $600 million to do 8,000 sites?

<A - Hope Cochran - Clearwire Corp.>: Yes. That's exactly right. So as we look at going forward to that full 8,000-site milestone, which we anticipate being more in the back half of 2014, we anticipate the entire project being about $600 million.

<Q - Ric Prentiss - Raymond James & Associates, Inc.>: Great. Thanks for answering the questions.

<A - Hope Cochran - Clearwire Corp.>: Thank you.

Operator: The next question is from Simon Flannery of Morgan Stanley. Please go ahead.

<Q - Simon Flannery - Morgan Stanley & Co. LLC>: Thanks very much. Good evening. You had some very good gross adds as you mentioned on the retail side of things. Can you just give a little bit more color about where you were really getting traction, what channels were working, what price plans and any sort of color around that. And is this something that, whilst seasonally Q1 is a strong quarter, do you think you can still get the same sort of year-over-year growth over the rest of the year? Thanks.

<A - Erik Prusch - Clearwire Corp.>: Thanks Simon. Yes, I mean we're very pleased with the performance in Q1. We did comment that it is a seasonally high period for us, but our execution, particularly on the indirect side, working with our channel partners, was fantastic during the quarter. We have always been aggressive from a price point standpoint and a value proposition. Recall again, we're offering unlimited, and in every sense of word, we deliver that to customers. So the ability for us to continue to maintain this, we still believe strongly. We're not going to provide guidance in terms of the next few quarters. And we're certainly in the pendency of a transaction right now. But, we're very pleased with the Q1 results and the pricing plan performance that we have in our no-contract plan.

<Q - Simon Flannery - Morgan Stanley & Co. LLC>: And was there anything that really changed going from Q4 to Q1, or just the seasonality?

<A - Erik Prusch - Clearwire Corp.>: It's just continued execution and focus. We've done a great job in terms of managing those channels, making certain that we're being very effective with our marketing spend, and I think the overall value proposition that we offer is great.

<Q - Simon Flannery - Morgan Stanley & Co. LLC>: Thank you.

Operator: The next question is from Shing Yin of Guggenheim. Please go ahead.

<Q - Shing Yin - Guggenheim Securities LLC>: Hi. Thank you. I had a technology question, please. A couple of the parties that have expressed interest in your spectrum have also suggested that they may be interested in deploying some kind of a broadcast video technology over wireless. I just wondered if you could comment on the technological feasibility of that, I mean given that you have really more spectrum than anybody else out there, if anyone can make something like that work, it might be Clearwire. So, I just wondered if you could comment on, is it actually technically feasible to enable some kind of a broadcast video service over your TDD-LTE network? And if so, is that something that you might contemplate regardless of how the M&A situation plays out. But just kind of as a continuing business, is that something that you might contemplate enabling in the future?

<A - John Saw - Clearwire Corp.>: Shing, John Saw here. Yes, we are certainly very optimistic about the potential for mobile video. As you have already alluded to, in order to deliver a video over mobile networks, you have to have a lot of spectrum. And we are very comfortable with obviously the amount of spectrum we have to achieve this. And there's really two types of video that can be delivered. One is the unicast video that you see today. But to properly deliver video in optimal fashion, there also has to be a place for broadcast video and that's where wide channels, and a lot of them, will be very useful for anyone desiring to offer broadcast video for pay-per-view events or live events like Monday Night Football for instance, on a mobile network.

Those ones are where a lot of spectrum will be needed. We have done some work in our R&D labs looking at eMBMS. That's the standard in LTE to deliver broadcast video, and we believe that for industry to properly deliver video they need to have unicast and broadcast working very well together. And, regardless of the M&A situation like you say, we are very optimistic that we have the technology and the spectrum to deliver both unicast and broadcast.

<Q - Shing Yin - Guggenheim Securities LLC>: Can I just follow-up quickly on that. Can you give us an idea of what volume of spectrum is required to enable kind of a proper wireless video service. I mean, are we talking about having a minimum 20 megahertz, 40 megahertz, is it anything in that range?

<A - John Saw - Clearwire Corp.>: You would certainly need more than 20 megahertz. I would hate to speculate, it depends so much on the traffic engineering that you have to apply and how much broadcast traffic versus unicast traffic. One of the things that we are working very hard in the standards bodies to make sure that there is a dynamic positioning of resources between unicast and broadcast video. And when you have ample spectrum, then you have the flexibility to do that. And, all I can say for now is that you do need a lot of spectrum and it's definitely more than 20 megahertz. And not many carriers have the ability to use spectrum in this manner.

<Q - Shing Yin - Guggenheim Securities LLC>: Great. Thank you.

Operator: The next question is from Philip Cusick of JPMorgan. Please go ahead.

<Q - Phil Cusick - JPMorgan Securities LLC>: Hi guys. Thanks. Wonder if we can start with just the 1Q performance. Can you give us an idea of how much of that improvement from 4Q was seasonal versus the changed effort on where you spend your marketing dollars? Thanks.

<A - Erik Prusch - Clearwire Corp.>: We think it's a combination and obviously it's difficult to articulate that. There were many trends that we did break favorably in Q1 versus past seasonal patterns for us. I would chalk that up to strong execution. But it's difficult for us to bifurcate between the two of them because they have the tendency to work in conjunction with one another.

<Q - Phil Cusick - JPMorgan Securities LLC>: Okay. And was there sort of a typical tax pattern there where once returns started coming through in mid-to-late February that the business really ramped up or was it just not like that?

<A - Erik Prusch - Clearwire Corp.>: Yes. Absolutely. Later parts of February and March were our strongest periods.

<Q - Phil Cusick - JPMorgan Securities LLC>: Okay. And for John, what remains to be done to finish up those 1,600 sites? Are they really just all lit up backhauls there and they just need to be connected to Sprint's core?

<A - John Saw - Clearwire Corp.>: Our backhaul is ready and the 1,600 sites are LTE ready, they're fully commissioned. And yes, we are waiting for them to be connected to Sprint's core. You are correct.

<Q - Phil Cusick - JPMorgan Securities LLC>: Okay. And then, finally, I hate to break Alice's rule, but I do want to try one thing. Hope, you talked about some of the things that happen if you don't go through the merger process with Sprint. But you didn't address the June interest payment that I think was discussed in the - whether it was by one of you or in the press recently. Can you comment on that?

<A - Hope Cochran - Clearwire Corp.>: Yes. We don't speculate on the June payments as we've not speculated on the previous interest payments.

<Q - Phil Cusick - JPMorgan Securities LLC>: Thanks, Hope.

Operator: Our last question will be from Jonathan Chaplin of New Street Research. Please go ahead.

<Q - Felix Wai - New Street Research LLP (US)>: Hi. This is Felix for Jonathan. Getting Verizon to use your 2.5 spectrum would be huge for the ecosystem. So, can you talk to us a little bit about your ability and desire to do a deal with Verizon in the context of all the other M&A that's in place?

<A - Erik Prusch - Clearwire Corp.>: Yes, as I mentioned, it's one of the options that's been presented to our special committee and our Board of Directors. They're going to continue to evaluate that and they're taking it very seriously and as of now, we continue to be committed towards the Sprint merger agreement and that's our focus.

<Q - Felix Wai - New Street Research LLP (US)>: And maybe a quick follow-up. What's the gap between the $1 billion and the $1.5 billion?

<A - Hope Cochran - Clearwire Corp.>: Are you speaking of in regards to the Verizon offer?

<Q - Felix Wai - New Street Research LLP (US)>: Yes.

<A - Hope Cochran - Clearwire Corp.>: So of course, we're not commenting much on deals I'll just say that in the disclosure when they submitted their proposal, the price range was in that range.

<Q - Felix Wai - New Street Research LLP (US)>: Thank you.

Alice Ryder, Head-Investor Relations

Thank you all for your participation today. Please refer to our definitive proxy statement on file with the SEC for information related to our Sprint merger and contact Clearwire's Investor Relations with any further questions. This concludes our call.

Operator: Ladies and gentlemen, thank you for participating in today's program. This does conclude the conference and you may all disconnect. Everyone have a good day.